FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-255934-07

From:	Spgsyndicate Bmo Capital Markets (BMO CAPITAL MARKETS) <REDACTED>
Sent:	Monday, August 7, 2023 1:48 PM
Subject:	Fwd:BMO 2023-C6 -- New Issue Announcement (Public)(ext)

BMO 2023-C6 -- New Issue Announcement (Public)(ext)

$545.794mm Offered Conduit CMBS

Co-Lead Managers & Joint Bookrunners:	BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc. and UBS Securities LLC

Co-Managers:	Academy Securities, Bancroft Capital, LLC and Drexel Hamilton, LLC

Rating Agencies:	Fitch/KBRA/Moody's

Offering Type:	SEC-Registered

Offered Certificates-Public

Class	Fitch/KBRA/Moody's	Size($mm)	WAL(yr)	Credit Support	NOI DY	LTV
A-1	AAAsf/AAA(sf)/Aaa(sf)	6.508	2.71	30.000%	18.8%	37.4%
A-2	AAAsf/AAA(sf)/Aaa(sf)	54.300	4.88	30.000%	18.8%	37.4%
A-4*	AAAsf/AAA(sf)/Aaa(sf)	*See Below*		30.000%	18.8%	37.4%
A-5*	AAAsf/AAA(sf)/Aaa(sf)	*See Below*		30.000%	18.8%	37.4%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	10.192	7.32	30.000%	18.8%	37.4%
A-S	AAAsf/AAA(sf)/Aa3(sf)	80.086	9.96	16.750%	15.8%	44.5%
B	AA-sf/AA-(sf)/NR	25.688	9.96	12.500%	15.1%	46.8%
C#	A-sf/A-(sf)/NR	[16.925]	9.96	[9.700%]	14.6%	48.3%

# Class C size and credit support may adjust based off HRR sizing; class is subject to a minimum C/E of 9.60%

*Sizes and WALs subject to change as detailed in the Term Sheet. Range of possible available sizes below:

Class	Expected Range of Balance(mm)	Expected Range of WAL
A-4	$0 - $180mm	N/A - 9.70
A-5	$172.095mm - $352.095mm	9.88 - 9.78

Transaction Summary

Pool Balance:	604,423,959
Number of Loans:	32
Number of Properties:	138
WA Mortgage Rate:	6.77038%
WA UW NCF DSCR:	1.77x
WA Cut-Off LTV:	53.5%
WA UW NOI Debt Yield:	13.2%
10 Largest Loans as % IPB:	61.5%
WA Rem. Term to Maturity:	113 months

Loan Sellers:	BMO (20.9%), Keybank (17.2%), AREF2 (12.6%), WFB (12.0%), LMF (8.3%), UBS AG (8.0%), ZBNA (7.4%), GSMC (6.7%), GACC (3.7%), SMC (3.1%)

Top 5 Property Types:	Industrial (21.7%), Office (20.1%), Hospitality (19.7%), Retail (15.9%), Multifamily (13.9%), Mixed-Use (7.9%), Self-Storage (0.7%)

Top 5 States:	CA (19.3%), MA (12.1%), PA (11.4%), OH (8.5%), NY (7.1%)

U.S. Risk Retention:	Horizontal
E.U. Risk Retention:	The transaction is not structured to satisfy the EU risk retention and due diligence requirements.

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Special Servicer:	Rialto Capital Advisors, LLC
Trustee/Certificate Administrator:	Computershare Trust Company, National Association
Operating Advisor/Asset Representations Reviewer:	Park Bridge Lender Services LLC
Directing Holder/Controlling Class Representative:	RREF IV-D AIV RR H, LLC

Offering Materials

Structural and Collateral Term Sheet

Attached

Annex A

Attached

Anticipated Timing

Anticipated Pricing:	Late Week of August 7th
Anticipated Settlement:	Weds, August 30th

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-255934) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov<https://urldefense.com/v3/__http:/www.sec.gov__;!!O9lNpA!3DdiDGC_ Cm9OzPI1ebQxJZvyjzcGfd-73sxUxn1Ij-WWKSJxBktajAQOU6g3Y7QVrQ$>. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-864-7760.

THESE MATERIALS ARE BEING PROVIDED TO YOU FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO YOUR SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS. THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member FDIC), Bank of Montreal Europe p.l.c, and Bank of Montreal (China) Co. Ltd, the institutional broker dealer business of BMO Capital Markets Corp. (Member FINRA and SIPC) and the agency broker dealer business of Clearpool Execution Services, LLC (Member FINRA and SIPC) in the U.S., and the institutional broker dealer businesses of BMO Nesbitt Burns Inc. (Member Investment Industry Regulatory Organization of Canada and Member Canadian Investor Protection Fund) in Canada and Asia, Bank of Montreal Europe p.l.c. (authorized and regulated by the Central Bank of Ireland) in Europe and BMO Capital Markets Limited (authorized and regulated by the Financial Conduct Authority) in the UK and Australia.